Exhibit 10.1

CONSOL ENERGY INC.

DIRECTORS DEFERRED COMPENSATION PLAN

(1999 Plan)

This CONSOL Energy Inc. Directors Deferred Compensation Plan (the “Plan”) is adopted by CONSOL Energy Inc., a Delaware corporation, (the “Company”) for the purpose of providing supplemental retirement benefits to members of the Company’s board of directors as an inducement for continued service. The Plan is not subject to any of the provisions of ERISA unless employee directors are eligible to participate. Benefits due under the Plan constitute a mere promise by the Company to pay benefits as the Plan provides. Accordingly, Participants are general unsecured creditors of the Company with respect to their benefit, and the Plan is unfunded for tax purposes.

ARTICLE I

PARTICIPATION

Participation in the Plan shall be limited to Eligible Directors who were Participants in the Plan on December 4, 2007.

ARTICLE II

DEFERRALS

2.1 Deferral Elections

(a) Elections. A Participant may submit an election for each Plan Year by filing a new Deferral Election in relation to the Fees to be deferred during such Plan Year. By making a Deferral Election, a Participant agrees irrevocably to reduce his or her Fee earned after the effective date of the Deferral Election as specified herein. Any such Deferral Election must be filed with the Company on or before December 31st of the calendar year preceding the beginning of the Plan Year to which the Deferral Agreement relates (or such other date as permitted by the Administrator to the extent consistent with Section 409A). If a Participant fails to timely file a completed Deferral Agreement for a Plan Year, none of such Participant’s Fees will be deferred for that Plan Year Except as provided in subsection (b), a Deferral Election may not be amended or revoked for the remainder of the Plan Year for which it is effective. A Deferral Election shall cause the Company to withhold payment of the Participant’s Fees, and to credit an amount equal to the amount withheld to that Participant’s Account.

(b) Cessation of Deferrals During the Plan Year. A Participant’s Deferral Election shall terminate during a Plan Year if the Participant suffers a disability, receives a distribution on account of Unforeseeable Emergency or dies. The Administrator shall have the sole duty and discretion to determine whether a disability or Unforeseeable Emergency exists with respect to the Participant. For purposes of this Section, a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

2.2 Vesting. A Participant shall be 100% vested at all times in his or her Account.

ARTICLE III

CREDITS AND CHARGES TO ACCOUNTS

3.1 Account. An account shall be established and maintained for each Participant, which shall be credited with such Participant’s Deferrals and Earnings. The Participant’s Account shall be charged with distributions, income taxes and any other amounts required to be withheld under Section 4.6.

3.2 Earnings. The Participant’s Account shall be adjusted by an amount equal to the amount that would have been earned (or lost) if the amounts deferred under the Plan had been invested in hypothetical investments designated by the Participant, based on a list of hypothetical investments provided by the Administrator from time to time (such hypothetical earnings or losses shall be referred to as “Earnings”). The Participant shall designate the investments used to measure Earnings from the list of authorized investments provided by the Administrator by completing the appropriate form or in such other manner as the Administrator may designate. The Participant may change such designations at such times as are permitted by the Administrator, provided that the Participant shall be entitled to change such designations at least annually. Earnings shall be credited to the Participant’s Account quarterly and shall be credited to a Participant’s Account until all payments with respect to such Account have been made under the Plan. Neither the Company nor the Administrator shall act as a guarantor, or be liable or otherwise responsible for the investment performance of the designated investments (including any losses sustained by a Participant) with respect to a Participant’s Account.

ARTICLE IV

DISTRIBUTIONS

4.1 No Withdrawals. Except as otherwise provided in this article, withdrawals are not available from a Participant’s Account.

4.2 Timing of Distribution. A Participant’s Account shall be paid in a single sum upon Separation from Service. It is intended that any payments made pursuant to this Section 4.2 shall be made on the designated payment date or as soon as administratively feasible thereafter (but in no event later than a date within the same calendar year or, if later, by the 15th day of the third calendar month following the designated payment date). Notwithstanding any provision herein to the contrary, if the Director is a “specified employee” for purposes of Section 409A, any payment to the Director due upon Separation from Service will be delayed and paid on the six (6) month anniversary of the date the Director Separates from Service (or, if earlier, the death of the Director).

4.3 Death Benefits. Should a Participant die before his or her Account has been fully distributed, the Account shall be paid to the Participant’s Beneficiary.

4.4 Unforeseeable Emergency. Upon the written request of a Participant and a determination by the Administrator that an Unforeseeable Emergency has occurred with respect to the Participant, the Administrator may distribute to the Participant from his or her Account any amount that does not exceed the amount reasonably necessary to satisfy the Unforeseeable Emergency, or the amount of the Account if less. Amounts distributed in the case of an Unforeseeable Emergency shall be made within 60 days following the date of determination and shall not exceed the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes and penalties reasonably anticipated as a result of such distribution. In making the forgoing determination, the Committee or Designated Administrator shall consider the extent to which the Director’s financial hardship resulting from the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of his or her assets (to the extent such liquidation would not itself cause severe financial hardship).

4.5 Payments to Minors and Incompetents. If any person entitled to any payment under this Plan is, in the judgment of the Administrator, incapable of giving receipt for such payment because of minority, illness, infirmity or other incapacity, the Administrator may pay the amount due such person to a duly appointed legal representative, if there is one, or, if none, to the spouse, children, dependents, or such other persons with whom the person entitled to payment resides. Any such payment shall be a complete discharge of the liability of the Company, its Affiliates, and the Plan with respect to such payment.

4.6 Tax Withholding. The Company shall deduct from any payment made under this Plan an amount equal to all or part of the federal, state and local taxes required by law to be withheld by the Company (including but not limited to any amount that may be necessary to satisfy applicable income tax withholding and employment tax obligations), if any, and any other amounts required to be withheld by applicable law or court order.

ARTICLE V

BENEFICIARY DESIGNATIONS

5.1 Designation of Beneficiary. Each Participant may designate in the form and the manner specified by the Administrator a Beneficiary to receive or continue receiving the payment or payments (if any) due under Article V and which remain unpaid at the Participant’s death. The Beneficiary of a married Participant shall be his or her spouse, unless the Participant designates a Beneficiary other than the spouse and the spouse consents in writing to the designation in the form and the manner prescribed by the Administrator. A Participant may revoke such designation at any time and substitute therefor another Beneficiary. A married Participant may revoke a prior Beneficiary designation only with the consent of his or her spouse in the form and the manner prescribed by the Administrator.

5.2 Failure To Designate a Beneficiary. If upon the death of an unmarried Participant a Beneficiary has not been validly designated, the Beneficiary shall be the Participant’s estate.

ARTICLE VI

TRUST OBLIGATION TO PAY BENEFITS

6.1 Establishment of Trust. The Company may, in its discretion, make contributions to a trust, to be invested and utilized to pay benefits under the Plan. If a trust is created by the Company, the provisions of this Article shall apply.

6.2 Deferrals Remitted to Trust. An amount equal to each Participant’s Deferrals and Earnings, determined under Article III, may, in the discretion of the Company, be transferred to the Trustee within thirty (30) days after the end of the calendar quarter, to be held pursuant to the terms of the Trust Agreement. The assets of any such trust shall be subject to the claims of the Company’s creditors and shall be maintained pursuant to a separate trust document conforming to the terms of the model trust described in Revenue Procedure 92-64.

6.3 Benefits Paid From Trust. Any payment required to be made under this Plan to a Participant or Beneficiary shall be paid by the Trustee to the extent of the assets held in the Trust by the Trustee, and by the Company to the extent the assets in the Trust are insufficient to pay such amount.

6.4 Investment Discretion. The Company may direct the Trustee to invest each Account in any investment that it deems appropriate, including common stock of the Company. Each Account shall otherwise be subject to the investment provisions of the Trust Agreement.

ARTICLE VII

ADMINISTRATION AND CLAIMS

7.1 Plan Administration. The Administrator shall have sole discretionary authority and responsibility for the operation, interpretation, and administration of the Plan. Any action taken on any matter within the discretion of the Administrator shall be final, conclusive, and binding on all parties. In order to discharge its duties hereunder, the Administrator shall have the power and authority to adopt, interpret, alter, amend or revoke rules necessary to administer the Plan, to delegate its duties and to employ such outside professionals as may be required for prudent administration of the Plan. The Administrator shall also have the right within the scope of his authority (if a designee of the Company) to enter into agreements on behalf of the Company necessary to administer the Plan. Any Participant who is acting as Administrator shall not be entitled to make decisions with respect to his own participant and entitlement to payment under the Plan.

7.2 Claims Procedures

(a) Applicability. This section sets forth the exclusive procedures governing benefits under the Plan. No legal action may be brought by any person claiming entitlement to benefits until after the procedures set forth herein have been exhausted.

(b) General Rules. Upon a Separation from Service, or as otherwise authorized under the terms of the Plan, the Administrator shall send to the affected Participant (or Beneficiary, as the case may be) a written notice setting forth the Participant’s Account balance and the time and manner in which payment is to commence, and shall direct the Trustee to commence payment of the Participant’s Account in accordance with the terms of the Plan.

(c) Claim for Benefits. Any person claiming entitlement to benefits for which the Administrator refuses to authorize payment shall file a written claim for benefits with the Administrator at the offices of the Company. The claim must set forth the basis for the claim and be signed by the claimant.

(d) Determination. Within 60 days of receiving a claim for benefits, the Administrator shall make a determination on the claim, and notify the claimant in writing of the determination. If the claim is approved, the Administrator shall direct the Trustee to commence payment in accordance with the provisions of Article IV. If the claim is denied, in whole or in part, the Administrator’s notice to the claimant shall explain the specific reasons for the denial, refer to the specific Plan provisions on which the denial is based, describe any additional material or information necessary for the claimant to perfect the claim (if possible), and explain the steps and time limit for requesting appeal of the determination.

(e) Appeal of Determination. A claimant (or authorized representative) shall have 60 days in which to file an appeal of the determination, measured from the date the Administrator’s notice described in paragraph (d) is mailed. An appeal must (i) be in writing, (ii) set forth each ground and supporting fact on which the appeal is based and (iii) provide any other comments the claimant believes pertinent and helpful to his appeal. When making an appeal, a claimant may review the documents that were pertinent to the Administrator’s denial of his claim. Any claimant who fails to file an appeal timely shall be estopped and barred from any further challenge to the Administrator’s determination to deny the claim.

(f) Review by Committee. Upon receipt of a written appeal, the Company shall appoint a committee, composed of at least 2 individuals who did not participate in the original denial of the claim, to conduct a full and fair review of the appeal. The committee shall complete its review and decide the appeal within 60 days after the written appeal was received by the Company. In conducting its review, the committee may, in its sole discretion, require the Company or the claimant to submit such additional documents or other evidence as the committee deems necessary or appropriate. The review committee’s decision shall be final and binding on all persons with respect to the claimant’s appeal. If the appeal is denied in whole or in part, the committee shall notify the claimant in writing, setting forth the specific reasons for the denial and the specific plan provisions on which the denial is based. The committee shall have the sole discretion to interpret any provision of the Plan that is pertinent to the outcome of the appeal.

7.3 Reimbursement of Costs. If any person institutes legal action to enforce any of the provisions of the Plan, the prevailing party in such legal action shall be reimbursed by the other party for the prevailing party’s costs, including, without limitation, reasonable fees of attorneys, accountants and similar advisors, and expert witnesses.

7.4 Section 409A. The provisions of this Plan and all Deferral Elections made hereunder shall be administered, interpreted and construed in a manner necessary in order to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). It is intended that distribution events authorized under this Plan qualify as a permissible distribution events for purposes of Section 409A, and this Plan shall be interpreted and construed accordingly in order to comply with Section 409A. The Company reserves the right to accelerate, delay or modify distributions to the extent permitted under Section 409A. Notwithstanding any provision of the Plan to the contrary, in no event shall the Administrator (or any member thereof) or the Company or its Affiliates (or the employees, officers or directors of the Company or its Affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.

ARTICLE VIII

MISCELLANEOUS

8.1 Nontransferability. The right of a Participant or Beneficiary to benefits under the Plan shall not be assigned, alienated, transferred, pledged or encumbered. Neither the Company, its Affiliates, nor the Plan shall be liable for or subject to the debts or liabilities of a Participant.

8.2 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant and his or her heirs, executors, administrators and legal representatives.

8.3 No Rights Implied. No Plan provision shall confer upon any Participant the right to continue as a member of the Board or as an employee of the Company or any Affiliate.

8.4 Applicable State Law. The Plan shall be construed in accordance with and governed by the laws of the State of Pennsylvania.

8.5 Application of ERISA. The Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) shall apply to this Plan only if one or more Participants (i) has in effect a Deferral Election while he or she is an employee of the Company or (ii) has an Account some or all of which reflects Deferrals described in clause (i).

8.6 Entire Agreement. The Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant or Beneficiary and the Company other than those set forth or provided for herein.

8.7 Amendment or Termination of Plan. The Company may amend or terminate the Plan at any time; provided, however, that no such amendment or termination shall be effective if it has the effect of eliminating or reducing a Participant’s Account below the balance calculated under the Plan immediately before giving effect to such amendment; provided, further, termination of the Plan shall not be a distribution event under the Plan unless otherwise permitted under Section 409A or other applicable law. Notwithstanding the foregoing or any provision of this Plan to the contrary, that the Company may, in its sole discretion and without the Participant’s consent, modify or amend the terms of the Plan or a Deferral Election, or take any other action it deems necessary or advisable, to cause the Plan to comply with Section 409A (or an exception thereto).

ARTICLE IX

DEFINITIONS

The following terms shall have the meanings set forth in this article, unless a different meaning is plainly required by the context;

“Account” means the book entry account established and maintained for each Participant under Section 3.1.

“Administrator” means a committee of two or more persons selected to serve by the Board. If no such committee exists, then the Administrator means the Board.

“Affiliate” means any parent corporation (within the meaning of Code § 424(e)) or subsidiary corporation (within the meaning of Code § 424(f)), or any entity that is controlled directly or indirectly by the Company, or that the Company has a significant equity interest.

“Beneficiary” means an individual, trust or other entity entitled to receive payment on account of a Participant’s death.

“Board” means the board of directors of CONSOL Energy Inc.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means CONSOL Energy Inc.

“Deferral” means the amount or percentage to be withheld from an Eligible Director’s Fee, pursuant to a Deferral Election.

“Deferral Election” means an Eligible Director’s election to defer all or a portion of his or her Fee under the Plan on the form and in the manner prescribed by the Administrator and as may be required under the Plan. No Deferral Election shall be effective with respect to any Fee payable while the Participant is not an Eligible Director.

“Earnings” means the amount credited to a Participant’s Account each quarter under Section 3.2.

“Eligible Director” means a member of the Board, and who is selected by the Administrator, in its sole discretion, as eligible to participant in the Plan and notified of such in writing.

“Fee” means any fee, such as the annual retainer, meeting fees or other amounts earned by the Eligible Director during the Plan Year for services performed as a member of the Board, and that is paid in cash to the Eligible Director, or would be paid but for a Deferral Election.

“Participant” means an individual for whom either (i) a Deferral Election is in effect or (ii) an Account exists (including a Beneficiary when appropriate in the context).

“Plan” means the CONSOL Energy Inc. Directors Deferred Compensation Plan as set forth herein, as it may be amended from time to time.

“Plan Year” means the one-year period between the annual stockholders’ meeting and the next following annual stockholders’ meeting.

“Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.

“Separation from Service” shall mean the Director’s death, retirement or other termination of service with the Company and all of its controlled group members within the meaning of Section 409A. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether the Director has a Separation from Service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.

“Trust” means the legal entity created by the Trust Agreement.

“Trust Agreement” means the trust instrument entered into between the Company and a trustee, as it may be amended from time to time.

“Unforeseeable Emergency” means a severe financial hardship resulting from one of the following: an illness or accident of the Director, his or her spouse, beneficiary or dependent (as defined in § 152(a) of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)); the need to pay for the funeral expenses of a spouse, beneficiary or dependent (as defined above); loss of the Director’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising from events beyond the Director’s control.

IN WITNESS WHEREOF, CONSOL Energy, Inc., has caused this Plan to be executed by a duly authorized officer effective as of March 20, 2008.

CONSOL ENERGY INC.

By:	/s/ William J. Lyons
William J. Lyons
Executive Vice President and
Chief Financial Officer